AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT

This Agreement is made as of the 1st day of November, 2014, by and among ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST (the “VIP Trust”), a Delaware business trust, ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST (the “FOF Trust,” and together with the VIP Trust, the “Trusts”), a Delaware business trust, and ALLIANZ INVESTMENT MANAGEMENT LLC (“AIM”), a Minnesota limited liability company.

WHEREAS, each of the Trusts is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”) as an open-end, management series-type investment company; and

WHEREAS, the Trusts are required by the United States Securities and Exchange Commission (the “SEC”) to make various filings periodically, and

WHEREAS, the Trusts desire that AIM provide, and AIM is willing to provide, such filing services;

WHEREAS, AIM and the Trusts, having entered into an amended and restated administrative services agreement dated November 1, 2008 (the “2008 Agreement”), under the terms of which AIM has provided SEC filing services to the Trusts, now wish to amend and restate the 2008 Agreement; and

NOW, THEREFORE, in consideration of the promises and the covenants herein set forth, the Trusts and AIM hereby agree as follows:

1.           Services.  AIM shall create documents that are required to be filed with the SEC by the Trust and shall prepare them to be filed electronically by converting them to the EDGAR format.  AIM shall then file them electronically with the SEC (in compliance with Regulation S-T), on behalf of the Trust, in a timely manner, so as to meet the deadlines set forth by the SEC.  The documents to be filed include, but are not limited to, prospectuses and statements of additional information. AIM will also prepare .pdfs of the same for print and web distribution. Additional documents may include Information Statements, Proxy Statements, Exemptive Relief Requests, and Prospectus Supplements.

2.           Fees.  In compensation for the filing services rendered, each of the Trusts shall pay to AIM $100.00 per hour.   Fees for filing services shall be paid to AIM at the end of each calendar quarter upon receipt of an itemized statement of services rendered.

3.           Recordkeeping.  AIM shall maintain records of the time spent on the tasks related to filing documents with the SEC on behalf of the Trusts.  Such records shall be available to the Trusts upon request.

4.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Minnesota.

5.           Amendments.  This Agreement may only be amended only upon agreement between AIM and a majority of the independent trustees of the Trusts.  Any such amendment shall be in writing.

6.           Termination.  This Agreement may be terminated by any party, with or without cause, upon 60 days’ written notice.

7.           Entire Agreement.  This Agreement supersedes all prior agreements between the parties for the services described herein.

8.           Multiple Originals.  This Agreement may be executed in two or more counterparts, each of when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

By: /s/ Jeremy Smith

Title: Vice President, Investments

ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

By: /s/ Jeremy Smith

Title: Vice President, Investments

ALLIANZ INVESTMENT MANAGEMENT LLC

By: /s/ Brian Muench

Title: President